Nabers Resigns from Energen Board

Drayton Nabers, Jr., former chairman and chief executive officer of Protective Life Corporation, is resigning from the Board of Directors of Energen Corporation effective January 15, 2003. Nabers, who has served on Energen's Board since 1984, recently was appointed Finance Director for the State of Alabama by Governor-elect Bob Riley.